EXHIBIT 10.2
Sun Healthcare Group, Inc. Supplemental Bonus Plan

Effective July 1, 2009, supplemental incentive bonuses of Executives of Sun and of SunBridge shall be determined pursuant to this plan.  This plan is intended to provide bonuses that qualify for the performance-based compensation exemption of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended.  This plan is adopted under Section 5.2.2 of Sun’s 2009 Performance Incentive Plan (the “Plan”), and bonuses awarded under this plan shall be awards under the Plan that are subject to all of the terms and conditions of the Plan.

The supplemental incentive bonus (the “Supplemental Bonus”) of an Executive for the six-month period ending December 31, 2009 (the “Applicable Period”) shall be based on the criteria set forth below.   Supplemental Bonuses will be paid in addition to compensation payable under other compensation agreements and plans.  The Supplemental Bonus will be based upon achievement of the targets described below.

1.           EPS.  The Committee has established a target of $.53 for Sun’s consolidated earnings per share (“EPS”) for the Applicable Period (the EPS target is referred to as the “Target”).  EPS shall be measured using the normalized actual EPS of Sun as published by Sun in its press releases announcing financial results for the quarter ending September 30, 2009 and the quarter ending December 31, 2009, which normalizing adjustments consist of actuarial adjustments for self insurance for general and professional liability, EPS attributable to discontinued operations, and nonrecurring costs related to acquisitions and other similar events. When determining whether the Target has been achieved, the Committee shall make adjustments to the Target to eliminate the effect of discontinued operations or any change in accounting policies or practices.

The amount of the Supplemental Bonus shall be based upon normalized actual EPS attained as a percentage of the Target.  The Supplemental Bonuses will be determined as follows (percentages in the tables are percentages of base salary as of the last day of the Applicable Period):

Name	Position	60% of target	100% of target	115% of target
R. Matros	Chairman & CEO	11%	17%	28%
W. Mathies	COO SunBridge	9%	14%	23%
B. Shaul	CFO	9%	13%	23%
C. Hunker	Ch. Comp. & Ch. Risk Off.	9%	13%	23%
M. Newman	GC	9%	13%	23%
C. Chrispell	SVP, HR	6%	9%	16%

If normalized actual EPS is less than 60% of the Target, no Supplemental Bonus will be paid to any Executive.  If normalized actual EPS exceeds 115% of the Target, each Supplemental Bonus will equal the percentage of base salary set forth in the last column of the table above.  If normalized actual EPS is greater than 60% of the Target but less than 100% of the Target, or greater than 100% but less than 115%, the amount of the Supplemental Bonus will be prorated on a straight-line basis between the amounts shown in the applicable columns of the table.
In no case, however, shall the amount of any Supplemental Bonus exceed (i) the amount that has been accrued for such Supplemental Bonus in the calculation of EPS and (ii) the applicable limit set forth in Section 5.2.3 of the Plan.  Notwithstanding the foregoing, no Supplemental Bonus shall be paid to any Executive if normalized EPS for the three months ending December 31, 2009 is less than $.20 per share.

2.           Committee Certification and Timing of Payment.  As soon as practicable after the end of the Applicable Period, the Committee shall determine the amount of Sun’s normalized actual EPS for the Applicable Period and normalized actual EPS for the quarter ending December 31, 2009.  No Supplemental Bonus shall be paid to an Executive unless and until the Committee has certified, by resolution or other appropriate action in writing, the normalized actual EPS earned by Sun for the Applicable Period, the normalized actual EPS earned by Sun for the quarter ending December 31, 2009, the normalized actual EPS earned by Sun for the Applicable Period as a percentage of the Target and the amount of the Supplemental Bonus earned by each Executive.  Any Supplemental Bonus shall be paid to each Executive as soon as practicable after completion of the 2009 year-end audit and following the Committee’s certification described above (but in no event later than March 15, 2010).

3.           Recoupment of Bonus Payments.  A Supplemental Bonus paid to an Executive is subject to recoupment, to the extent determined to be appropriate by the Committee, if each of the following circumstances occur: (1) the amount of the Supplemental Bonus was calculated based on the achievement of EPS, the calculation of which was based on financial statements that are subsequently the subject of an accounting restatement due to noncompliance with any financial reporting requirement under the securities laws; (2) fraud or intentional misconduct by any Executive, or any officer or employee that reports to an Executive was a significant contributing factor to such noncompliance; and (3) the restated financial statements are issued and completed prior to the issuance and completion of the financial statements for the 2012 fiscal year.  In such circumstances, a Supplemental Bonus will be subject to recoupment only to the extent a lesser Supplemental Bonus would have been paid to an Executive based upon EPS, as restated, and only as to the net amount of such portion of the Supplemental Bonus after reduction for the Executive’s tax liability on that portion of the Supplemental Bonus.  By accepting a Supplemental Bonus, each Executive agrees to promptly make any Supplemental Bonus reimbursement required by the Committee in accordance with this section, and that Sun, SunBridge and their respective affiliates may deduct from any amounts owed to the executive from time to time (such as wages or other compensation) any amounts the Executive is required to reimburse Sun and/or SunBridge pursuant to this section.  This section does not limit any other remedies Sun, SunBridge or their respective affiliates may have available in the circumstances, which may include, without limitation, dismissing the Executive or initiating other disciplinary procedures.  The provisions of this section are in addition to (and not in lieu of) any rights to repayment Sun, SunBridge or their respective affiliates may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

4.           Administration.  This plan shall be administered by the Committee, which shall consist solely of two or more members of the Board of Directors of Sun who are “outside directors”

within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m).  The Committee shall have the same administrative authority with respect to this plan as provided for under the Plan.

5.           Section 162(m).  This plan is intended to provide bonuses that qualify for the performance-based compensation exemption of Section 162(m).  Any provision, application or interpretation of this plan inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded.